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The following is a transcript of the conference call held by Tenneco Inc. (the “Company”) on July 27, 2018 to discuss the Company’s results of operations for the second quarter of 2018, as well as other matters that may impact the Company’s outlook.

Q2 2018 Tenneco Inc Earnings Call

LAKE FOREST Jul 27, 2018 (Thomson StreetEvents) — Edited Transcript of Tenneco Inc earnings conference call or presentation Friday, July 27, 2018 at 1:00:00pm GMT

CORPORATE PARTICIPANTS

Brian J. Kesseler, Tenneco Inc. - CEO & Director

Jason M. Hollar, Tenneco Inc. - CFO & Executive VP

Linae Golla, Tenneco Inc. - VP of IR

Roger J. Wood, Tenneco Inc. - Director

CONFERENCE CALL PARTICIPANTS WHO ASKED QUESTIONS

Colin Langan, UBS Investment Bank, Research Division - Director in the General Industrials Group and Analyst

Joseph Robert Spak, RBC Capital Markets, LLC, Research Division - Analyst

Richard Michael Kwas, Wells Fargo Securities, LLC, Research Division - MD & Senior Equity Research Analyst

PRESENTATION

Operator

Good morning, and welcome to the Tenneco Second Quarter 2018 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Linae Golla, Vice President of Investor Relations. Please go ahead.

Linae Golla, Tenneco Inc. - VP of IR

Thank you. Good morning. This morning, we released our second quarter earnings and related financial information. On our call today to take you through the results are Brian Kesseler, Chief Executive Officer; and Jason Hollar, Chief Financial Officer.

Slides related to our prepared comments are available on the Investors section of our website. After our comments, we will open up the call for questions.

Before we begin, please be aware that our discussion today will include information on non-GAAP financial measures, all of which are reconciled with GAAP measures in our press release attachments. The earnings release and attachments are available on our website.

Additionally, some of our comments will include forward-looking statements. Please keep in mind that our actual results could differ materially from those projected in any of our forward-looking statements.

And with that, I will turn the call over to Brian.

Brian J. Kesseler, Tenneco Inc. - CEO & Director

Thanks, Linae. Good morning, and thanks for joining our call. Before I get into our second quarter results, a reminder that at the end of today’s call, we will be joined by Roger Wood.

Roger has been a member of Tenneco’s board since 2016, and earlier this week, was named as the Chairman and CEO of the new powertrain technology company that will be created next year following the Federal-Mogul acquisition and ensuing spin. Following the close and before the spin, Roger and I will lead Tenneco together as co-CEOs. I expect many of you are interested to hear from Roger, so we’ve asked him to join us during the Q&A portion of today’s call.

Beginning with the second quarter highlights on Slide 5. We delivered another strong quarter of strong organic revenue growth, doubling the underlying industry production. Revenue was a second-quarter record, up 9%. In constant currency, we were up 8%, with higher revenues in Clean Air, Ride Performance and the Aftermarket. And consistent with last quarter, we delivered double-digit revenue growth in commercial truck and off-highway as well as from our intelligent suspension product line. On the strength of our top line growth, we also delivered sequential adjusted EBIT margin improvement of 150 basis points, in line with our previous guidance, and second quarter records for adjusted EBITDA and earnings per share. Our cash performance was strong in the second quarter with $75 million in cash flow from operations.

Taking a closer look at value-add revenue on Slide 6. Value-add revenue was up 6% in constant currency, outpacing the industry production with growth in all reported segments. Higher commercial truck and off-highway revenue was a major contributor again this quarter, which you can also see the strength of our diversified portfolio in each of the product applications.

Turning to earnings on Slide 7. While adjusted EBIT was down slightly versus last year, we showed sequential improvement in value-added adjusted EBIT margins in all 3 reporting segments as we continue to manage 3 main factors.

First, steel cost impacted margins, but to a lesser extent than last quarter, thanks to our continued progress on recovery mechanisms.

Second, even with double-digit Aftermarket growth in Asia Pacific and South America, another quarter of strong OE revenue growth results in a lower global Aftermarket versus OE revenue mix, impacting margins by 20 basis points versus last year.

And third, higher Ride Performance launch cost continued but improved sequentially from the first quarter. These costs are related to relocating our production for a major North America truck program launch that begins production and ramp up in the third quarter.

At this point, I would like to recognize our 32000-plus team members around the world who are committed to improving Tenneco every day. During the second quarter, I had the opportunity to visit half a dozen plants in North America and Europe and witnessed firsthand their passion and dedication. I want to thank them for their ability to meet the daily challenges, help fulfill our commitments to our customers and make Tenneco a special place to work.

With that, I’ll turn the call over to Jason for that Clean Air and Aftermarket segment results.

Jason M. Hollar, Tenneco Inc. - CFO & Executive VP

Thanks, Brian. Reminder that as we look at the segment results, the revenue numbers are all value-add, with the year-over-year performance calculated in constant currency.

Beginning with Clean Air results on Slide 8, revenue was up 5% in the quarter. Some highlights from the quarter include: More than 20 new business wins in China, the majority with domestic OEMs, including 2 China National VI commercial truck platforms; we continue to win new commercial truck business in India, and to date, have been awarded Bharat Stage VI programs with 6 customers; and we have received 7 hybrid program awards year-to-date, including 4 in China, 2 in Europe and the plug-in hybrid variant of a top-selling SUV North America.

Looking through the commercial truck and off-highway, strong revenue growth continued in all 3 geographic regions, with higher volumes, new program launches and regulatory-driven content, all contributing to 24% growth versus last year.

The ramp-up on our new medium-duty commercial truck business with Daimler truck contributed to revenue gains in the Americas. New programs with Deutz and MAN and stronger volumes for Caterpillar and Daimler truck in Europe drove higher revenues for EMEA.

Asia Pacific growth was driven by the ramp-up of new content to meet the Bharat Stage IV regulations in India as well as higher volumes on existing off-highway platforms for Kubota in Japan.

Looking at light vehicles, Tenneco’s global Clean Air light vehicle revenues in the second quarter were up 2% versus last year.

In North America, our revenues were down 4%, about in line with industry production and impacted by the production disruption on the Ford F-series trucks. In addition, we saw lower revenues year-over-year with GM and VW, mainly due to model changeovers, launch timing and ramp-up in new models we discussed last quarter.

South America revenue is up, mainly on higher volumes with GM in Brazil.

Light vehicle revenue in EMEA improved 7%, outpacing industry production growth. Higher volumes on existing platforms, including the VW Golf, as well as new content for the BMW X1, Ford Focus and Daimler MFA2 drove revenue growth in the quarter.

In the Asia Pacific region, our China revenue increased 12%, outpacing 9% higher industry production, driven mainly by higher volumes in current programs and launches with SVW and Daimler. India revenue was also up in the quarter, with higher volumes on current programs with the BMW and Daimler and the ramp-up of a new program with Fiat.

Clean Air adjusted EBIT was $122 million in the quarter and adjusted EBIT margin was 11.4%, a sequential improvement from the first quarter.

The Aftermarket results for the quarter on Slide 9. Total aftermarket revenue for quarter was up 1% versus last year. Investing in future growth and expanding our product coverage in mature markets remain our focus, with progress in the quarter including: In China, we strengthened our market presence with addition of 28 new customers and 468 new Monroe real installers; and continued to expand market coverage in North America with 125 new Monroe Shock and Strut part numbers launched in the quarter; we also had business wins, including key distributors customers in Mexico, South America and Italy.

Revenue in the Americas was essentially flat. We saw big year-over-year growth with North America wholesalers while some retail customers were still tightly managing their inventory positions, although our customers’ (inaudible) sales did improve late in the quarter.

South America had another strong quarter, with aftermarket revenue up double digits year-over-year.

The EMEA region returned to growth with revenue 3% higher versus last year, driven in part by stocking orders for the new distributor in Italy. Solid growth continued in the Asia Pacific aftermarket, with double-digit revenue growth fueled by the investments we’re making to build our brands and distribution networks in China and India.

Aftermarket adjusted EBIT was $53 million and EBIT margin was 15.7%, with sequential improvement from the first quarter.

I’m going to now turn it over to Brian to discuss Ride Performance.

Brian J. Kesseler, Tenneco Inc. - CEO & Director

Thanks, Jason. Let me finish the segment review with a look at Ride Performance on Slide 10. Revenue in the second quarter was up 13%, with highlights that include: 5 intelligent suspension launches, 4 of which are incremental; and 4 program wins for intelligent suspension systems, 2 of which are incremental, including the battery electric vehicle. These 4 wins represent about $20 million in annualized revenue.

Light vehicle revenue growth continued to outpace overall production growth in each of our 3 geographic regions, driven by new platforms, stronger volumes, intelligent suspension content gains and higher NVH revenue. In the Americas, we outperformed the market again this quarter, with growth driven mainly by higher revenue on new programs with VW and FCA and NVH content on a new battery electric vehicle.

EMEA delivered another strong quarter with higher revenue on new platforms with BMW, Land Rover, Ford and PSA, and double-digit intelligent suspension growth, including new content with VW and Daimler.

We also continue to grow in Asia Pacific as we outpace production in China and India with current programs and recently launched business in China with Beijing Hyundai, SGM and Mazda.

CTOH revenue increased by double digits again this quarter, supported by growth with PACCAR, Hendrickson and Daimler in the Americas as well as volume strength in South America.

Year-over-year revenue growth in EMEA was driven by higher volumes with Volvo Truck, Deutz and Scania.

Ride Performance adjusted EBIT was $23 million and EBIT margin was 4.5%. Our Ride Performance business has lower margin performance than our other 2 segments, but has tremendous upside in growth and earnings potential. I am pleased with the growth in margin performance in our intelligent suspension systems, and we expect that positive trend to continue. As we have highlighted here before, we’re seeing steadily improving take rates and are winning more new business every quarter, including our first intelligent suspension program for production in China.

I am also pleased how — with how we continue to deliver growth and margin performance in the Asia Pacific region and particularly in China. In addition to introducing our intelligent suspension technology, we continue to aggressively grow our conventional Ride Performance business there, gaining share with leading domestic and global OEMs. To support this growth, we’re planning for a third manufacturing facility that will begin construction and be ready for launch in 2020.

Our NVH elastomers product team also is gaining business, delivering growth on both the top and bottom line. And as we have highlighted in previous discussions, their engineered solutions capability is a benchmark in both our eyes, and most importantly, the eyes of our customers.

We continue to invest in Ride Performance for future growth with capital for new capacity in Asia Pacific and an engineering and product development for new technologies and products for the quickly evolving intelligent suspension market.

Higher steel commodity cost continued to put pressure in our North America and Europe conventional damper business. And while we have been making progress on the negotiations for customer recoveries, there’s more to do to address our long-term cost position, particularly in North America. We need to ensure that we build and maintain a strong competitive position and address structural cost improvements in North America.

For the last 2 quarters, we’ve mentioned costs associated with relocating our production for a major truck program that launches and ramps up in the second half of this year. This is the first step in a number of actions we’ve identified to improve our competitive position and fundamentally lower our fixed cost structure in this region. Keep in mind that these operational improvements are completely separate from the synergy-related actions that we are planning in the Federal-Mogul acquisition.

We expect that the opportunities we’ve identified will result in annual fixed cost savings of $20 million to $25 million, which we would expect to be in our run rate by the end of 2020. We’ll provide more detail on these and additional actions as they are identified and implemented.

Now I’ll turn it back to Jason, and he’ll cover some of the financial highlights from the quarter

Jason M. Hollar, Tenneco Inc. - CFO & Executive VP

Thanks, Brian. Moving on to Slide 11, I’ll walk through the adjustments this quarter affecting year-over-year comparability of our results. The recorded restructuring-related expense of $31 million, including: Costs related to the accelerating move for Beijing Ride Performance plant, which we expect to be completed by the end of 2018; manufacturing headcount reduction costs in Europe Clean Air; and additional cost-improvement initiatives in Ride Performance.

We incurred cost related to the Federal-Mogul acquisition in the second quarter, including $18 million of acquisition advisory costs and $9 million in structural cost improvements by reducing our salary headcount in advance of the closing of the transaction.

This quarter, we also reported a $4 million environmental charge related to a site Tenneco has never operated. The environmental remediation at that site was part of the Pullman acquisition indemnities that reverted to us as a result of the 2009 bankruptcy of Mark IV Industries.

Turning to taxes on Slide 12. Before adjustments, second quarter tax expense was $37 million for an effective tax rate of 24% in the quarter and year-to-date. That is at the midpoint of our full year effective tax rate guidance range of 23% to 25%. Cash tax payments in the quarter were $31 million. And for the full year, we still expect cash tax payments in the range of $105 million to $125 million.

Moving to cash flow on Slide 13. Our cash performance in the second quarter was solid with $75 million generated from cash from operations. The performance included $17 million of antitrust payments and acquisition-related payments of $11 million. Before these items, cash from operations improved $11 million year-over-year, primarily due to working capital improvements.

Capital expenditures for the quarter were $78 million, that’s down from $91 million spent in the second quarter last year. We continue to expect full year CapEx in the range of $380 million to $410 million.

In the second quarter, we paid a $0.25 per share dividend to stockholders totaling $12 million.

Turning to Slide 14. At quarter end, net debt was $1,222,000,000. Interest expense was $20 million, $1 million higher than last year, primarily due to higher interest rates in our floating rate debt. We expect full year interest expense of around $80 million. And our net leverage ratio was 1.4x.

With that, I’ll turn the call back to Brian

Brian J. Kesseler, Tenneco Inc. - CEO & Director

Thanks, Jason. Turning now to Slide 15 and our outlook for the third quarter. We expect revenue growth of 5% in constant currency. That growth will outpace forecasted light vehicle industry production by 2 percentage points.

Regarding our margins in the third quarter, we expect value-add adjusted EBIT margins to be down about 40 to 50 basis points versus last year, reflecting steel commodity cost increases, duly enacted tariff costs and the timing of their recovery. And while we expect flat to slightly better aftermarket revenue year-over-year, the aftermarket versus OE revenue mix will continue to be lower. This outlook represents an improvement from the first half of 2018, which was down 80 basis points year-over-year.

For the full year, we are reaffirming our 2018 revenue outlook with organic growth of 5% in constant currency, outpacing forecasted industry production by 3 percentage points. Our outpace moderates in the second half of this year, primarily due to the year-over-year comparison with last year’s strong CTOH revenue increases.

For the full year, we expect value-add adjusted EBIT margin in the range of 8.5% to 8.7% due to the continuations of the factors I just mentioned for the third quarter.

Looking ahead, I continue to be highly optimistic and positive about Tenneco’s opportunities for continued growth and improved profitability. In Clean Air, our technology continues to drive content growth, including hybrid powertrains and CTOH applications. In addition to the light vehicle hybrid wins we mentioned in this quarter, over the past decade, Tenneco has supplied more than 60 hybrid powertrain programs in North America, Europe and China for global OEMs, and we have secured an additional 70 programs so far this year.

As we’ve mentioned, hybrids require more highly engineered, high value-add emissions control system in order to comply with emissions regulations and packaging constraints. Hybrids also percent high-value growth opportunities for advanced technology content, such as heat exchangers and electronic valves, to meet customer requirements for engine performance and acoustics.

We continue to leverage our technology portfolio and global capabilities to capture growth opportunities in commercial truck and off-highway, and the complete diesel aftertreatment system for Daimler’s medium-duty on-road trucks in North America and our recent Bharat Stage VI wins in India are great examples.

Investments in our intelligent suspension technology continue to drive growth, including expansion into new segments. Earlier this week, we announced that the all-new Daimler G-Class premium SUV will feature our latest CVSA 2 advanced suspension technology. This is the first SUV application for our 2-valve technology and evidence of the growing interest we’re seeing in the benefits of intelligent suspension for the SUV and CUV platforms.

And earlier this year, we kicked off an advanced research initiative to identify key consumer and industry trends that are shaping expectations for vehicle suspension systems in the future and identify innovative solutions to meet those needs. We know that the chassis system architecture of the future will change significantly, and we’re developing innovative solutions today that will put us in a position to help define the suspension systems of tomorrow.

In summary, our results in the second quarter and outlook for the third quarter reflect the strength of our Clean Air, Ride Performance and Aftermarket businesses and our structural growth drivers, which are the foundation for Tenneco’s success. I’m confident in our strategy and the groundwork we’ve laid as we move into the second half of 2018. Our global team is fully engaged, focused on what we can control and excited about the future. As we move ahead, we will continue to work with speed, focus and commitment to execute our growth strategy, to satisfy our customers and improve our profitability.

Turning now to a brief update of our Federal-Mogul acquisition, beginning on Slide 16. Through this transformational acquisition and ultimate separation, we will create 2 focused purpose-built industry leaders in their respective markets. This unique strategic combination creates strong businesses with greater scale and each with the strategic and financial flexibility to drive long-term value creation.

A major milestone came this week on Monday when the Tenneco Board of Directors announced their selections for the CEOs of the 2 new companies. As I mentioned, Roger Wood is with us today. I’d like to welcome him to the call and for him to say a few words.

Roger J. Wood, Tenneco Inc. - Director

Thank you, Brian. Having spent 30 years in the powertrain business with both BorgWarner and Dana, I feel right at home with this outstanding opportunity. I’m excited about creating a new company that will be one of the largest pure play powertrain companies serving OE markets worldwide.

As you know, I’ve been on the board for more than 2 years, and I’ve been involved with this acquisition from the very beginning. There’s no other powertrain company today that can match the range of product and capabilities the new company will have to address fuel economy, power output and criteria pollution requirements for gasoline, diesel and electrified powertrains. I’m looking forward to continuing to work closely with Brian to get the deal closed and to help lead the company through the integration process and complete a successful spin late next year.

I see significant opportunity for the Powertrain Technology business as we move forward. This is truly a unique opportunity and one that I know will generate significant shareholder value, and I’m really excited to be part of it.

Brian J. Kesseler, Tenneco Inc. - CEO & Director

Thanks, Roger, and I’m very pleased to have you on the team. On Slide 18, you’ll see the summary of recent progress made on the acquisition.

During the second quarter, we’ve communicated some expectations for the net leverage for the future companies and have completed the syndication of a new credit facility. In addition to the CEO selections, the Tenneco board determined that the Tenneco name will be retained by the Powertrain Technology company. We continue to make good progress with regulatory approvals and have received antitrust clearance from key jurisdictions, including the U.S., China, Brazil, India and others, and with only Europe and Mexico remaining.

The date for the special stockholders’ meeting has been set for September 12 this year, and we’re confident that we’re on track for a closing early in the fourth quarter.

In summary, the integration teams are hard at work planning for the close, integration and separation into 2 new companies, and there’s growing excitement among the Tenneco and Federal-Mogul teams for the opportunities that we see ahead for both new companies.

With that, we’re ready to take your questions.

QUESTIONS AND ANSWERS

Answer – Operator: (Operator Instructions) The first question comes from Rich Kwas with Wells Fargo.

Analyst: Richard Michael Kwas, Wells Fargo Securities, LLC, Research Division - MD & Senior Equity Research Analyst

Question – Richard Michael Kwas: Just, I guess, question here, either for, I guess, anyone, but maybe Jason. But 301, Section 301 in terms of incremental tariffs. Is that now incorporated into the outlook, margin outlook for the balance of the year?

Answer – Jason M. Hollar: So we don’t have the 301 fully baked into this. We have the 232 and what we have on the books and understood on the other pieces that are a little less certain, at this point, we don’t have all that. But we did increase the amount about $5 million to $10 million within this outlook for additional exposure related to tariffs in general as well as the continuing base pressure for that small portion that we have not locked in. But generally speaking, what’s out there locked in and understood with a lot of detail and certainty is in place. And of course, we’re also working all the mitigating actions to ensure that whatever has been announced as well, as what is possibly out there, to provide as many options as possible to the organization to mitigate.

Question – Richard Michael Kwas: Okay. So should we read that as the initial $34 billion, there’s no impact? At least as far as you know right now, because that’s in effect. And then the incremental $200 billion, you’re evaluating at this point?

Answer – Jason M. Hollar: That’s right.

Question – Richard Michael Kwas: Okay. All right. Aftermarket, so a little bit of growth. Brian, you talked about POS getting better at some of your key retail customers toward the end of the quarter. How are you thinking about the U.S. market growth, Aftermarket, for the second half of the year?

Answer – Brian J. Kesseler: Yes, good questions. So the — we’re seeing good great growth year-over-year from the wholesaler distributors. And with certain key retailers, we’re seeing good year-over-year growth. There’s still a couple that are very tightly managing their inventories. We’re seeing some pickup in the order pattern, but not enough to be overly enthusiastic. But we do expect it to be flat to slightly up in the second half of the year, and that’s what’s driving a little bit of the change in the makeup of our revenue and the difference in profitability between the 2 of them. So I would say that we’re on a wait and see with a couple of these retailers.

Question – Richard Michael Kwas: Okay, all right. And then a question for Roger. Just, you took the job. Obviously, you feel it’s a very good opportunity on the Powertrain side in terms of packaging the company’s products into a system. How should we think about this? Or how do you think about it in terms where this takes content from? Does it take content potentially from other existing suppliers? Or is this kind of a new bucket, if you will, in terms of offering to OEM customers, given some of the technology changes, regulatory changes going on right now?

Answer – Roger J. Wood: Yes, Richard. I think it’s more of the latter, in my opinion, where with this combination of companies, I feel strongly that we’re going to be able to offer our customers a value that maybe nobody else in the industry can offer. When we have the technology in-house from the combustion chamber thorough to the end of the tailpipe for emissions, we can engineer a system solution providing the trade-offs between what to do in the engine and what to do in the exhaust system to provide an optimized solution. So will there be any disruption with any other suppliers? There may be on a component here and there. But for the most part, we’re looking at this as a real opportunity to provide what we believe is going to be several decades of need for the internal combustion engine in a variety of applications and to offer a total system solution in that regard.

Answer – Operator: The next question comes from Colin Langan with UBS.

Analyst: Colin Langan, UBS Investment Bank, Research Division - Director in the General Industrials Group and Analyst

Question – Colin Langan: Just to recap. I mean, the margin weakness for the full year, I mean, what are the main buckets of drivers? You mentioned Aftermarket, any quantification of the steel? And I mean, are those just the 2 main issues, or...

Answer – Brian J. Kesseler: Yes, those are really the 2 main issues, Colin. It’s the steel. And the thing that’s changed a bit on us is the enactment of the tariffs and the cost on those in the second half of the year for those that are in — already in motion and scheduled to be in motion in October. And in that Aftermarket mix, we’re growing pretty well on the OE side, which was really good. But in relation to the Aftermarket revenue, which is our higher-margin, that’s — those are the 2 major issues. Think about half and half.

Question – Colin Langan: Got it. And then, I mean, any quantification of that steel headwind that’s expected for this year? Is there perhaps a number?

Answer – Brian J. Kesseler: Well, we’ve been talking about and saying of the $20 million year-over-year since the beginning of the year. And that, we continue to see that. As we mentioned in the last couple of updates, we have about 85% of our steel buy locked in earlier in the year. And so managing that last 15% is kind of normal. And so we still see that $20 million. It’s really this $5 million to $10 million of extra tariff cost that is increased and is what’s affecting our outlook.

Question – Colin Langan: And when it comes to the potential 301 tariff, I mean, do you have a lot of parts that are brought in from China? Any color there if that actually is material risk at all?

Answer –Brian J. Kesseler: Not so much on our OE side of the business. A little bit of the Aftermarket, but we also have the opportunity to in-source those back into the States, if necessary.

Answer – Jason M. Hollar: And of course, the other piece of that is exactly what’s going to happen with — given it’s primarily Aftermarket, what will happen with pricing in the marketplace as this works its way through the overall supply chain and competitive environment. Certainly, that’s where there’s a lot of uncertainty as to the total net effect.

Question – Colin Langan: And I mean, does that create an opportunity for you? Because isn’t there a good chunk of aftermarket parts that comes out of China today from competition? Or is that not the case?

Answer – Brian J. Kesseler: No, we believe it creates an opportunity in the aftermarket for some of that entry-point product that’s been offshored.

Question – Colin Langan: I mean, any idea what percent of parts are currently coming out of China for aftermarket?

Answer – Brian J. Kesseler: Not in total. no. We have a general idea of the customers we serve, but then, there’s the rest of the market we’re not exactly tuned into.

Question – Colin Langan: Got it, okay. And just lastly. I mean, maybe for Roger. I mean, you have pretty broad expense in powertrain from Borg and Dana. I mean, what do you see is different about the Tenneco/Federal-Mogul assets? And sort what is your sort of initial thoughts of strategy that you might move differently on going forward?

Answer – Roger J. Wood: Yes, Colin, thanks. So again, I think it’s the unique combination of the front part of the vehicle and the rear part of the vehicle when it comes to a powertrain. There’s nobody else that has the combination of that. And for the last 3 decades that I’ve been in the business, we’ve always kind of contemplated what it might mean to have both of those pieces together. And this is an opportunity, and one of the reasons that I think it’s a really exciting opportunity, is because we have contemplated that over the last couple of decades, and now we can actualize it and make it real. So again, as my answer was to Rich’s question, I think there’s an opportunity to provide trade-offs between the 2 sides of this powertrain, if you will, to provide an optimized solution for whatever the application is, off-highway, industrial or even light vehicle. And there may be different ways to do that in each of those 3 sectors. But having both of them in house, to be able to have the engineers work together on that optimized solution is, I think, what’s unique about it.

Question – Colin Langan: And what is your view on EVs? I mean, do you think — I mean, it seems like — do you really think you need to sort of hedge that and grow more opportunity there? Just throw out a quick follow-up, sorry.

Answer – Roger J. Wood: Yes. No, that’s fine. That’s fine. I think EVs actually have a most definitive place, and there’s no question about it. There’s a lot of people in the world focused on EVs right now. And we believe that EVs will have a place in the lineup of vehicles, if you will. We just believe strongly that it’s not going to completely change over to battery electric vehicles in the near term or the short term. And I think that’s a view shared by most people in the industry. We believe the internal combustion engine and the related components with that are going to be around for at least the next 3 or 4 decades, if you will. And in supporting the electrification of vehicles, hybridization is a major focus of an awful lot of the OEMs right now. And hybridization, as you know, have an internal combustion system on them, which has to meet all the regulatory requirements of the business. So I think electrification is definitely a piece of our future, but we don’t think that it’s going to obsolete internal combustion engines for decades.

Answer – Operator: The next question comes from Joseph Spak with RBC Capital Markets.

Analyst: Joseph Robert Spak, RBC Capital Markets, LLC, Research Division - Analyst

Question – Joseph Robert Spak: Roger, good to hear your voice again. The first question is just maybe you could talk a little bit about some of the factors for the organic growth in the back half because you’re saying 5% for the year, 5% for the third quarter. And given the performance in the first half, it’s something softer in the fourth quarter. So we know there’s issues in Europe with WLTP. I think you also have some much tougher commercial vehicle comps coming in the back half. So maybe just some of those factors, and even what you’re expecting for growth on CUVs in the back half.

Answer – Brian J. Kesseler: Yes, so we’re — exactly, the growth in CTOH for the second half of the year, we haven’t given a view on that yet. But you mentioned, we’ve got a tough comp year-over-year in the second half. As you know, the CTOH really started rebounding strongly last year in the second half of the year. We do have some launches that are going on. It’s the timing of returning platforms and new platforms that are affecting it. And then some of the softness of that we’re seeing in Europe is also affecting that. And I think at the end of the day, I think the year is going to show a really, really good growth rate, just moderating a little bit here as we wind down the year.

Question –Joseph Robert Spak: Okay. And then maybe just on the deal and some of the structure that you guys have put out with the leverage. At least back of the envelope and based on some of the initial metrics for capitalization and EBITDA that you put out at the initial slide deck, which I think was back in April, that — those net leverage targets that you’ve been pointing out for each business seem like they’re on the synergized EBITDA. I just want to confirm that. And then also, I guess I was a little bit surprised you didn’t try to maybe put a little bit more on the Aftermarket business, a little bit less on the Powertrain. So maybe some of the discussion there and your level of comfort with that.

Answer – Brian J. Kesseler: Yes, let me grab the first part of that and Jason can kick in. So it is not figured on the synergized EBITDA. That’s what we expect for the EBITDA that we see after one year after close. So the synergies that we expect to achieve in that first year. The second thing is if you look into what we currently believe the breakout will be, the leverage ratio of the Aftermarket chassis business will be higher than the Powertrain Technology business. So we talk about 2.5 a year — when me come out on spin, as an estimate, about 3.3x will be on the Aftermarket chassis business, and Powertrain will be in the 2.2, 2.3 range as we come out, which cyclical businesses, characteristics are different because of Aftermarket. And our responsibility is to make sure that both new companies are set up to be highly successful right out of the gate. So that’s already, I think, factored into our thinking there.

Question – Joseph Robert Spak: Okay. Because I thought — and I can go back and check this, but I thought that synergy, the initial sort of synergies that you mentioned were sort of more like a 2-year rate. But so did something change there?

Answer – Jason M. Hollar: No, so it was — I think just to be clear, we’ve included within these leverage ratios the cadence of the synergies that we expect. And what we said was it was the $200 million would be achieved within 24 months, but we also indicated that 75% of that would be achieved within the first year.

Answer – Brian J. Kesseler: In our run rate.

Answer – Jason M. Hollar: In our run rate, exactly. And so as we separate, about a year after close, then you would expect a portion, but not all that $200 million, to be included within that run rate.

Answer – Operator: Okay. This concludes our question-and-answer session. I would like to turn the conference over back to Linae Golla for any closing remarks.

Answer – Linae Golla: Thank you, Phil. An audio replay will be available on our website in about an hour. You can also access the recording of this call by telephone. The playback information is available in our press release. Thank you for joining us today.

Answer – Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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